INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-15190 on Form S-3, Registration Statement Nos. 33-47534, 33-54287, 33-54307, 333-30819 and 333-95035 on Form S-8, Post
Effective Amendment No. 1 to Registration Statement No. 33-1720 on Form S-8, and Post-Effective Amendment No. 3 on Form S-3 to Registration Statement No. 2-96386 on Form S-14, all of Pinnacle West Capital Corporation, of our report dated February 18, 2000, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 1999.

Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

March 29, 2000